Exhibit 99.1

Kohl’s Announces CEO Transition Process

●	Michelle Gass Plans to Step Down December 2; Tom Kingsbury to Serve as Interim CEO
●	Company Provides Preliminary Third Quarter 2022 Sales and Earnings Results

MENOMONEE FALLS, Wis., November 8, 2022 — Kohl’s Corporation (“Kohl’s” or the “Company”) (NYSE: KSS) today announced that Chief Executive Officer Michelle Gass plans to step down as CEO and member of the Kohl’s Board of Directors (the “Board”), effective December 2, 2022, to accept another opportunity.

The Board appointed Tom Kingsbury to serve as interim CEO from December 2, 2022 until a permanent successor is named. The Board also formed a committee of the Board, led by Michael Bender and including Christine Day, Margaret Jenkins, Peter Boneparth and Tom Kingsbury, to oversee the search for a new CEO.

Board Chair Peter Boneparth stated, “The Board is grateful for Michelle’s many contributions since she joined the Company in 2013. Under her leadership, the Company has driven a strategic transformation, expanded its partnerships and brand portfolio, and supported an inclusive and collaborative culture. On behalf of all Kohl’s associates, we wish her well in her next endeavor.”

Boneparth added, “Tom is highly regarded and perfectly equipped to take the role of Interim CEO, and the Board looks forward to working closely with him and the team to facilitate a smooth transition process and continue driving Kohl’s strategy.”

Gass stated, “I am incredibly proud of what the team at Kohl’s has accomplished and I’m very confident in their ability to drive continued innovation, growth and value for customers. Kohl’s associates and brand partners are an inspiration to me, and I am truly grateful to have had the opportunity to work with this great team and company.”

Kingsbury stated, “I’m proud and humbled to take the Interim CEO role during such an important time for the Company. Despite a challenging economic environment, Kohl’s is well positioned for long-term success with its unique off-mall store footprint, omnichannel presence, and loyal customer base. The Board and I are committed to the continued refresh and innovation strategy Kohl’s has begun, the cornerstone of which is the terrific partnership we have with Sephora. I firmly believe in the long-term potential of this Company, our associates and our ability to deliver value for shareholders.”

A Kohl’s Director since 2021, Mr. Kingsbury has an accomplished career in senior positions at leading retailers, including President and CEO of Burlington Stores, Senior Executive Vice President of Kohl’s, and several management positions at The May Department Stores Company, including President and CEO of its Filene’s division. He is currently a Director of Tractor Supply Company, BJ’s Wholesale Club Holdings, Inc. and Big Lots, Inc.

Preliminary Third Quarter 2022 Sales and Earnings Results

Kohl’s is providing preliminary unaudited results for the three months ended October 29, 2022, based on currently available information. The Company’s independent auditor has not completed a review of these preliminary estimated financial results. The Company has not yet completed its reporting process for this period and actual results may differ materially from these preliminary financial results. In addition, these preliminary results are not necessarily indicative of results to be expected for any future period, including the year ending January 28, 2023. This preliminary financial data has been prepared by and is the responsibility of the Company.

The Company currently anticipates that third quarter 2022 financial results will include the following:

●	Comparable sales decreased 6.9% and net sales decreased 7.2% as compared to the third quarter of the prior year
●	Operating margin of 4.7%
●	Diluted earnings per share of $0.82

Kohl’s plans to release its full third quarter 2022 financial results on Thursday, November 17.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelmansmithfield.com

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “intends,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements, including statements business conditions or results of operations and other information are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K and Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2022, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

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